Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor/Media Contact: Eric Lindblom - 336-436-6739
Shareholder Direct: 800-LAB-0401
Company Information: www.labcorp.com

LabCorp First Company to Commercially Launch Gene Methylation Test for Prostate
Cancer

Burlington, NC, May 16, 2008 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) an industry leader in oncology testing, announced the commercial launch of an assay for detecting the presence of key tissue markers in prostate cancer, including the methylated version of the GST-Pi gene. LabCorp is the first full-service, national clinical laboratory in the U.S. to launch this assay, the first commercially available methylation assay for prostate cancer. The technology was licensed from Veridex, LLC.

Prostate cancer is the leading cause of cancer death in men in the U.S., with more than 230,000 cases diagnosed annually. When utilized in combination with conventional histopathology testing, an assay that detects the methylation status of key genes such as GST-Pi may provide for a more sensitive and accurate detection of prostate cancer than histology alone. The assay is anticipated to be useful for biopsies with suspicious histopathology, in cases where additional prognostic information is needed, and potentially for patients who have elevated prostate specific antigen (PSA) values with biopsy findings that are repeatedly negative.

“The gene methylation assay for prostate cancer involving GST-Pi will be a valuable tool to aid clinicians in resolving difficult-to-diagnose prostate cases,” said Myla P. Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director for LabCorp. “Gene methylation is relevant to many cancers and taking a lead role in the commercialization of methylation assays is critical for LabCorp as we develop improved cancer diagnostics.”

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.